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                     May 17, 2021

       Christopher Turner
       Chief Financial Officer
       Yum! Brands Inc.
       1441 Gardiner Lane
       Louisville, Kentucky 40213

                                                        Re: Yum! Brands Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 22,
2021
                                                            File No. 1-13163

       Dear Mr. Turner:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services